EXHIBIT 4.2

ANNEX I


                      DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES I EXCHANGEABLE PREFERRED STOCK
                                       OF

                              STARBASE CORPORATION




I.  DESIGNATION AND AMOUNT
    ----------------------

         The designation (this "Certificate of Designation") of this series, which consists of ONE THOUSAND (1,000) shares of Series I Exchangeable Preferred Stock of STARBASE CORPORATION, a Delaware corporation (the "Company"), is the Series I Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000.00) per share (the "Liquidation Preference").

II.  CERTAIN DEFINITIONS
     -------------------

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "Below Market Items" means any Common Stock or exchangeable securities or rights to purchase stock, warrants, securities or other property below the then current market price.

         B. "Cap Amount" means 20% of the Common Stock outstanding on the Closing Date.

         C. "Closing Bid Price" means the closing bid price of the Company's common stock on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to holders of the Preferred Stock (each, a "Holder") then holding a majority of the then outstanding shares of Preferred Stock ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

         D. "Exchange" means, for any Optional Exchange, the date specified in the notice of exchange (the "Notice of Exchange"), so long as the copy of the Notice of Exchange is faxed (or delivered by other means) to the Company before 6:00 p.m., Central Standard Time, on the Exchange Date indicated in the Notice of Exchange. If the Notice of Exchange is not so faxed or otherwise delivered before such time, then the Exchange Date shall be the business day following the date on which the Notice of Exchange is faxed (or delivered by other means). The Exchange Date for the Required Exchange at Maturity shall be the Maturity Date (as such terms are defined herein). The Notices of Exchange delivered to the Company shall be delivered to STARBASE CORPORATION, 4 Hutton Centre Drive, Suite 800, Santa Ana, California 92707.

         E. "Exchange Price" means, with respect to any Exchange Date, the Holder's choice of the Fixed Exchange Price or the Variable Exchange Price, each defined herein, subject to adjustment as provided herein.

         F. "Fixed Exchange Price" means $1.50 (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such period).

         G. "Variable Exchange Price" means, as of any Exchange Date, 90% of the average of the two lowest Closing Bid Prices of the Common Stock for the thirty
(30) trading days immediately preceding the Exchange Date, subject to adjustment as provided herein.

         H. "NASDAQ Trigger Date" means the fifth (5th) day of any five consecutive trading days during which the number of shares of Common Stock issuable upon exchange of all shares of Preferred Stock and upon the issuance of the Warrant Shares (as defined in the Securities Purchase Agreement (as defined below)) exceeds sixty-six and two-thirds percent (66 2/3%) of the Cap Amount (as herein defined).

         I. "Optional Exchange" shall have the meaning ascribed thereto in
Section III.A.

         J. "Dividends" mean the amount of cash or stock paid to the Holders of the Preferred Stock by the Company, if and when declared at its sole discretion.


         K. "Closing Date" shall be March 16, 1999.




              [The remainder of this page is intentionally blank.]

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III.  EXCHANGE
      --------


         A. Exchange at the Option of the Holder. Each Holder, at the Holder's option (the "Optional Exchange") of the Fixed Exchange Price or Variable Exchange Price, may at any time and from time to time beginning on the 120th day following the Closing Date, exchange up to one-third (1/3) of its shares of Preferred Stock into shares of Common Stock ("First Exchange Date"). A Holder may subsequently exchange an additional one-third (1/3) of the shares of Preferred Stock on the 150th day following the Closing Date, and an additional one-third (1/3) of the shares of Preferred Stock on the 180th day following the Closing Date, so that 180 days from the Closing Date 100% of the Preferred Stock will be eligible for exchange. Notwithstanding anything in the foregoing to the contrary, if at any time after the First Exchange Date, the Common Stock of the Company has traded for five (5) consecutive trading days at a Closing Bid Price that is greater than or equal to $3.00, then a Holder may exchange all of its outstanding shares of Preferred Stock without regard to the restrictions on exchange set forth in this clause (a). The number of the Company's Common Stock to be issued upon exchange of the Preferred Stock will be determined by the following formula:


(Liquidation Preference + all accrued but unpaid Dividends + all accrued and unpaid Penalties)
--------------------------------------------------------------------------------
                                 Exchange Price

         B. Acceleration. Notwithstanding the foregoing, each Holder may exchange one hundred percent (100%) of its Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined, for each share of Preferred Stock so to be exchanged, in accordance with the formula set forth in Section III.A above, upon the occurrence of any of the following events ("Acceleration Events"):

                  (i) the Common Stock (or any portion thereof) is suspended from trading on any of, or is not listed (and authorized) for trading on any of, the Nasdaq National Market System, the Nasdaq SmallCap Market, the American Stock Exchange, or the New York Stock Exchange for an aggregate of ten (10) trading days in any nine (9) month period;

                  (ii) the Company breaches any material covenant or other material term of this Certificate of Designation, the Securities Purchase Agreement, the Warrants or the Registration Rights Agreement and such breach continues for a period of ten (10) business days after written notice thereof to the Company and no remedy is otherwise available under this Section III;

                  (iii) any representation or warranty of the Company made in any agreement, statement or certificate given in writing in connection with the issuance of the Preferred Stock (including, without limitation, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which has had or could reasonably be expected to have a material adverse effect on the Company or on the Holder with respect to its investment in shares of Preferred Stock or Warrants or shares of Common Stock issuable upon exchange of the Preferred Stock or upon exercise of the Warrants;

                  (iv) the Registration Statement required to be filed by the Corporation pursuant to the Registration Rights Agreement, has not been filed within ninety (90) days of the Closing Date or has not been declared effective by the one hundred and fiftieth (150th) day following the Closing Date or such Registration Statement, after being declared effective, cannot be utilized by the Holders of Preferred Stock and the Warrants for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for a period of eight (8) consecutive business days or for an aggregate of more than twenty (20) days in any twelve month period;

                  (v) the occurrence of a "Bankruptcy Event," defined as any one or more of the following: (i) the commencement of any voluntary proceeding by the Company seeking entry of an order for relief under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law; (ii) the making by the Company of a general assignment for the benefit of its creditors; (iii) the commencement of any involuntary proceeding respecting the Company seeking entry of an order for relief against the Company in a case under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law, which proceeding is not dismissed within sixty (60) days after its commencement; (iv) entry of a decree or order respecting the Company by a court having competent jurisdiction, which decree or order (a) results in the appointment of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property or (b) orders the winding up, liquidation, dissolution, reorganization, arrangement, adjustment, or composition of the Company or any of its debts; (vii) the voluntary appointment by the Company of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property;
(viii) the bringing of an involuntary action for the appointment of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property which is not dismissed within sixty (60) days or which results in an adjudication or appointment or an order for relief; (ix) the failure by the Company to pay, or its admission in writing of its inability to pay, its debts generally as they become due; (x) the exercise by any creditor of any right in connection with an interest of such creditor in any substantial and material part of the Company's property, including, without limitation, foreclosure upon all or any such part of the Company's property, or the exercise of any rights or remedies provided under the Uniform Commercial Code with regard thereto; (xi) the calling by the Company of a general meeting of its creditors or any portion of them; (xii) the failure by the Company to file an answer or other pleading denying the material allegations of any proceeding described herein that is filed against it; and (xiii) the consent by the Company to any of the actions, appointments, or proceedings described herein or the failure of the Company to contest in good faith any such actions, appointments, or proceedings.


         C. Mechanics of Exchange. In order to effect an Optional Exchange, a Holder shall fax (or otherwise deliver) during normal business hours (received before 5:00 p.m. Pacific Standard Time) a copy of the fully executed Notice of Exchange in the form attached hereto as Schedule 1 to the Company. No later than one (1) business day after delivery of such Notice of Exchange the Holder shall surrender or cause to be surrendered to a reputable overnight courier for next business day delivery (two (2) business day delivery if from outside the United States) to the Company, the certificates representing the Preferred Stock being exchanged (the "Preferred Stock Certificates") accompanied by duly executed stock powers and the original Notice of Exchange.

         D. Delivery of Common Stock Upon Exchange. Upon the delivery of a Notice of Exchange, the Company shall, no later than the later of (a) the fifth
(5th) business day following the Exchange Date or (b) the day that is the third
(3rd) business day (four (4) business days following delivery if from outside the United States) following the date of delivery of the Preferred Stock Certificates by the Holder in accordance herewith (the "Delivery Period"), deliver to the Holder (or at its direction) (x) that number of shares of Common Stock issuable upon exchange of such shares of Preferred Stock being exchanged and (y) a certificate representing the number of shares of Preferred Stock not being exchanged, if any. The person or persons entitled to receive shares of Common Stock issuable upon such exchange shall be treated for all purposes as the record holder of such shares at the close of business on the Exchange Date and such shares shall be issued and outstanding as of such date. In lieu of delivering physical certificates representing the Common Stock issuable upon exchange provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program (the "FAST Program"), upon request of the Holder, the Company shall use its reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon exchange to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The Company shall use its reasonable efforts to participate in the FAST Program.

         E. Taxes. The Company shall pay any and all taxes (other than transfer taxes) which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to exchange of the Preferred Stock.

         F. No Fractional Shares. No fractional shares of Common Stock are to be issued upon the exchange of Preferred Stock, but the Company shall instead round to the nearest whole number the number of shares of Common Stock to be issued upon such exchange.

         G. Exchange Disputes. In the case of any dispute with respect to a exchange, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Sections III.A and III.D hereof. If such dispute involves the calculation of the Exchange Price, the Company shall submit the disputed calculations to an independent accounting firm of national standing, reasonably acceptable to Holder and to the Company, via facsimile within three (3) business days of receipt of the Notice of Exchange. The accounting firm shall audit the calculations and notify the Company and the Holder of the results no later than five (5) business days from the date it receives the disputed calculations. The accounting firm's calculation shall be deemed conclusive, absent manifest error. The Company shall not be liable with respect to penalties or premiums which have accrued or are payable with respect to such shares of Preferred Stock or Common Stock: (a) for the first occurrence in which Company is the non-prevailing party in such a dispute if the Company has a reasonable, good faith basis for such dispute, and (b) in all cases, to the extent that the Holder is the non-prevailing party with respect to specific shares of Preferred Stock or

Common Stock which are the subject of such dispute. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Sections III.A and III.D hereof.

         H. Limitation on Exchange. The exchange of shares of Preferred Stock shall be subject to the following limitation:

                  (i) Five Percent Holdings. Notwithstanding anything to the contrary contained herein, the Preferred Stock shall not be exchanged by a Holder to the extent (but only to the extent) that, if exchanged by such Holder, such Holder, or any of its affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended), would beneficially own in excess of 4.9% of the shares of Common Stock. To the extent the foregoing limitation applies, the determination of whether Preferred Stock shall be exchangeable (vis-a-vis other securities owned by such Holder) and of which Preferred Stock shall be exchangeable (as among shares of Preferred Stock) shall be in the sole discretion of the Holder and submission of the Preferred Stock for exchange shall be deemed to be the Holder's determination of whether such Preferred Stock is exchangeable (vis-a-vis other securities owned by such Holder) and of which shares of Preferred Stock are exchangeable (as among shares of Preferred Stock), subject to such aggregate percentage limitation. No prior inability to exchange Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of exchangeability. For the purposes of this Section, beneficial ownership and all determinations and calculations, including without limitation, with respect to calculations of percentage ownership, shall be made in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and G thereunder. The provisions of this Section may be implemented in a manner otherwise than in strict conformity with the terms of this Section with the approval of the Board of Directors of the Company and a
Holder: (i) with respect to any matter to cure any ambiguity herein, to correct this subsection (or any portion thereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of majority of the then outstanding shares of Common Stock. The provisions of this Section may be waived by any Holder at its election upon not less than sixty-one (61) days prior written notice from such Holder to the Company, including, without limitation, a limited waiver to increase the 4.9% limit herein contained to any other percentage specified by such Holder. The limitations contained in this Section shall apply to a successor Holder of Preferred Stock if, and to the extent, elected by such successor Holder concurrently with its acquisition of such Preferred Stock, such election to be promptly confirmed in writing to the Company (provided no transfer or series of transfers to a successor Holder or Holders shall be used by a Holder to evade the limitations contained herein).


                  (ii) Limitation on Issuance of Shares. The Company acknowledges that the number of shares of Common Stock it may issue could result in the issuance of more than 20% of the Company's outstanding Common Stock in accordance with Nasdaq Rule 4310(c)(25)(H)(i)(d)(2)(Cap Regulations). Without limiting the other provisions thereof, the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on exchange of the Preferred Stock and exercise of Warrants without violating the Cap Regulations. The Company shall not issue shares of Common Stock below the then applicable Closing Bid Price upon exchange of Preferred Stock if such issuance together with the prior issuances of shares of Common Stock below the Closing Bid Price upon exchange of Preferred Stock would exceed the Cap Amount.

         I. Required Exchange at Maturity. Subject to the limitations set forth in Section III H. and provided all shares of Common Stock issuable upon exchange of all outstanding shares of Preferred Stock (in each case, without giving effect to any limitation on exchange) are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively the "Securities Act") for resale by all holders of such shares of Preferred Stock, (iii) eligible to be traded on either the Nasdaq National Market System, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange; or (iv) an exemption from registration exists, each share of Preferred Stock outstanding on the third (3rd) anniversary of the Closing Date (the "Maturity Date") (and any accrued and unpaid Exchange Default Payments), automatically shall be exchanged into shares of Common Stock on such date in accordance with the exchange formula set forth in Section III.A (the "Required Exchange at Maturity"), except as to any Holder who elects otherwise in the event that an Acceleration Event has occurred prior to the Maturity Date and shall be continuing as of the Maturity Date; provided, however, that the Maturity Date will be extended for up to ninety (90) days after the second anniversary of the Closing Date (the "Extension Period") and the shares of Preferred Stock shall be exchanged as provided herein at any time during the Extension Period if any failure to satisfy clauses (ii) and (iii) of this sentence are satisfied for a continuous period of at least five (5) trading days during the Extension Period and no Acceleration Event exists at any time during such period. If a Required Exchange at Maturity occurs, the Company and the Holders shall follow the applicable exchange procedures set forth in this
Article III; provided, however, that a Notice of Exchange shall be deemed to be delivered to the Company on the Maturity Date.


IV.  RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK
     ------------------------------------------------

         A. Reserved Amount. The Company shall have authorized and reserved and keep available for issuance not less than 200% of the shares of Common Stock issuable upon the exchange of the Preferred Stock (subject to equitable adjustment for any stock splits, stock dividends, reclassification or similar events) (the "Reserved Amount") solely for the purpose of effecting the exchange of the Preferred Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full exchange of all outstanding Preferred Stock and issuance of the shares of Common Stock in connection therewith. Notwithstanding anything to the contrary set forth in this Agreement and Section III.B of this Certificate of Designation, to the extent the

Company has authorized and unissued shares of Common Stock which are not reserved for another purpose, such shares shall be used to satisfy exchanges of Preferred Stock and issuance of shares of Common Stock in connection therewith. In addition, during any period in which the Reserved Amount is less than one hundred percent (100%) of the number of shares of Common Stock issuable on five consecutive trading days upon exchange of the outstanding Preferred Stock (in each case without giving effect to any limitation on exchange or exercise thereof), the Company shall not reserve shares of Common Stock for any purposes other than the exchange of the Preferred Stock.

         B. Increases to Reserved Amount. Without limiting any other provision of this Article IV, if the Reserved Amount for any five (5) consecutive trading days (the last of such five (5) trading days being the "Authorization Trigger Date") is less than one hundred percent (100%) of the number of shares of Common Stock issuable on such trading days upon exchange of the outstanding Preferred Stock (in each case without giving effect to any limitation on exchange or exercise thereof) then the Company shall immediately notify the Holders of such occurrence and shall immediately take all necessary action to increase the Reserved Amount to one hundred and fifty percent (150%) of the number of shares of Common Stock issuable upon exchange of the outstanding Preferred Stock (in each case, without giving effect to any limitation on exchange or exercise thereof) (the "Reset Reserved Amount"); provided, however, that following the date on which the Company has authorized and reserved and made available for issuance the Reset Reserved Amount, the provisions of this Article IV shall be reset and any subsequent Authorization Trigger Date shall occur only if the Reset Reserved Amount for any five (5) consecutive trading days is less than one hundred percent (100%) of the number of shares of Common Stock issuable on such trading days upon exchange of the outstanding Preferred Stock (in each case without giving effect to any limitation or exchange or exercise thereof).


V.  FAILURE TO SATISFY EXCHANGE
    ---------------------------

Exchange Default Payments. If, at any time, (x) a Holder submits a Notice of Exchange and the Company fails for any reason to deliver, on or prior to the expiration of the Delivery Period for such exchange, such number of shares of Common Stock to which such Holder is entitled upon such exchange, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its exchange rights in accordance with the terms of this Certificate of Designation (each of (x) and (y) being a "Exchange Default"), then the Company shall pay to the affected Holder, in the case of a Exchange Default described in clause (x) above, and to all Holders, in the case of a Exchange Default described in clause (y) above, an amount equal to one-half of one percent (.005%) of the sum of the Liquidation Preference plus any accrued Dividends (which amount shall be deemed to be the aggregate Liquidation Preference plus accrued Dividends of all outstanding Preferred Stock in the case of a Exchange Default described in clause (y) above) for each day such Exchange Default exists until the fifth (5th) business day following the receipt by facsimile by the Company of the Notice of Exchange. If, following the fifth
(5th) business day following receipt by facsimile by the Company of the Notice of Exchange, the Company continues to fail for any reason to deliver such shares of Common Stock to which such Holder is entitled upon such exchange, then the Company shall pay to the affected Holder, in the case of a Exchange Default described in clause (x) above, and to all Holders, in the case of a Exchange Default described in clause (y) above, an amount equal to one percent (1%) of the sum of the Liquidation Preference plus accrued Dividends (which amount shall be deemed to be the aggregate Liquidation Preference plus accrued Dividends of all outstanding Preferred Stock in the case of a Exchange Default described in clause (y) above) for each day such Exchange Default exists.

         (i) The payments to which a Holder shall be entitled pursuant to this
Section VI.A are referred to herein as "Exchange Default Payments." Exchange Default Payments shall be made the fifth (5th) business day following written demand by a Holder for payment. "Cure Date" means (i) with respect to an Exchange Default described in clause (x) of its definition, the date the Company effects the exchange of the portion of the Preferred Stock submitted for exchange and (ii) with respect to an Exchange Default described in clause (y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all exchanges of Preferred Stock in accordance with the terms of this Certificate of Designation (provided the Company in fact thereafter so satisfies such exchange).

         (ii) The Company shall, at its sole discretion, in lieu of making Exchange Default Payments in cash to the affected Holder, in the case of a Exchange Default described in clause (x) above, and to all Holders, in the case of a Exchange Default described in clause (y) above, grant to such Holder or Holders an unsecured promissory note or notes each in a principal amount equal to the amount of the Exchange Default Payment due and payable to such Holder or Holders, each such promissory note bearing interest at a rate of ten percent (10%) per annum.

         (iii) In no case shall the Company rely on any type of state usury limitations to avoid either Exchange Default Payments or any payment, fee or remedy which is due to the Holder as a result of the Company's failure to comply with any agreement or covenant entered into under this transaction, including, but not limited to, the Securities Purchase Agreement, Registration Rights Agreement and the Warrant, all dated as of the Closing Date.

VI.      LIQUIDATION EVENTS AND LIQUIDATED DAMAGES
         -----------------------------------------

         A. Liquidation Events. "Liquidation Event" means the Registration Statement required to be filed by the Corporation pursuant to the Registration Rights Agreement, has not been filed within ninety (90) days of the Closing Date or has not been declared effective by the one hundred and fiftieth (150th) day following the Closing Date or such Registration Statement, after being declared effective, cannot be utilized by the Holders of Preferred Stock and the Warrants for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for a period of eight (8) consecutive business days or for an aggregate of more than twenty (20) days in any twelve month period;

         B. Liquidated Damages. Upon the occurrence of a Liquidation Event, the Company will pay to each Holder, by wire transfer, as liquidated damages and not as a penalty, an amount of cash equal to two percent (2%) per month of the aggregate Liquidation Preference of those shares of Preferred Stock then eligible for exchange, for the first two
(2) months after the occurrence of a Liquidation Event, and three percent (3%) per month for each month thereafter. Similar liquidated damages shall be paid with respect to any shares of Preferred Stock not initially eligible for exchange when the Liquidation Event first occurred but which subsequently become eligible for exchange, commencing in the first month that such shares of Preferred Stock become eligible for such exchange. Such liquidated damages shall continue to accrue and shall be payable until the Liquidation Event has been cured (and, if unpaid, shall bear interest at a rate of two percent (2%) per month), and, at the Holder's election, may be paid in cash or may be added to the principal of the shares of Preferred Stock for subsequent exchange purposes.

         The Company shall, at its sole discretion, in lieu of making payments in cash to each Holder in the case of a Liquidation Event described above, grant to such Holder an unsecured promissory note or notes each in a principal amount equal to the amount of the payments due and payable to such Holder pursuant to this Section VII.B, each such promissory note bearing interest at a rate of ten percent (10%) per annum.

VII.  RANK; PARTICIPATION
      -------------------

         (a) Rank. All shares of the Preferred Stock shall rank (i) prior to the Common Stock; (ii) pari passu with all shares of the Company's Preferred Stock;
(iii) pari passu with any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of the Holders provided that no such consent shall be required from and after the date on which less than fifteen percent (15%) of the originally issued Preferred Stock remains outstanding) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to and in accordance with applicable law.

VIII.  LIQUIDATION PREFERENCE
       ----------------------

         (a) Liquidation of the Company. If a Bankruptcy Event shall occur and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "Liquidation Preference Event"), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Amount (as herein defined) with respect to each share. If, upon the occurrence of a Liquidation Preference Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Amount payable on each such share bears to the aggregate Liquidation Amount payable on all such shares.

         (b) Certain Acts Not a Liquidation. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

         (c) Definition of Liquidation Amount. The "Liquidation Amount" with respect to a share of Preferred Stock means an amount equal to the Liquidation Preference thereof plus accrued but unpaid Dividends plus any other amounts that may be due from the Company with respect thereto through the date of final distribution. The Liquidation Amount with respect to any Pari Passu Securities shall be as set forth in the charter of the Company.

IX.  ADJUSTMENTS TO THE EXCHANGE PRICE; CERTAIN PROTECTIONS
     ------------------------------------------------------

         The Exchange Price shall be subject to adjustment from time to time as follows:

         (a) Stock Splits, Stock Dividends, Etc. If at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Exchange Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Exchange Price shall be proportionately increased.

         (b) Certain Public Announcements. In the event that (i) the Company makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and there is no distribution thereof) or to sell or transfer all or substantially all of the assets of the Company or (ii) any person, group or entity (including the Company) publicly announces a tender offer in connection with which such person, group or entity seeks to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the "Announcement Date"), and in either such event only if twenty percent (20%) or more of the originally issued Preferred Stock is then outstanding, then the Exchange Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below), be equal to the Exchange Price calculated as provided in Article III. From and after the Abandonment Date, as the case may be, the Exchange Price shall be determined as set forth in
Article III. The "Abandonment Date" means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this paragraph has been made, the date which is seven (7) trading days after the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which causes this paragraph to become operative.

         (c) Major Transactions. If the Company shall consolidate with or merge into any corporation as to which (a) the common stock or other securities to be issued to the Company's holders of Common Stock (the "Exchange Securities") are not publicly traded, (b) the average daily trading volume of the Exchange Securities reported by Bloomberg during the ninety (90) day period ending on the date on which such transaction is publicly disclosed is less than five hundred thousand dollars ($500,000) per day, or (c) the historical one hundred day volatility of the Exchange Securities reported by Bloomberg during the period ending on the date on which such transaction is publicly disclosed is less than sixty percent (60%) (a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Preferred Stock held by it, equal to the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "Major Transaction Consideration"), to which a Holder of the number of shares of Common Stock delivered upon exchange of such shares of Preferred Stock would have been entitled upon such Major Transaction had the Holder exercised its right of exchange (without regard to any limitations on exchange herein or elsewhere contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of the consummation of such Major Transaction. No sooner than ten (10) business days nor later than five (5) business days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) business day after the Company's sending such notice by fax (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Major Transaction. Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction Consideration which such Holder would receive under clause (i) of this Section IX.C.

         (d) Purchase Rights. If, during the period commencing on the six (6) month anniversary of the Closing Date and ending on the one (1) year anniversary of the Closing Date, subject to the limitations contained herein, the Company issues any Below Market Items (unless documents in such subsequent offerings lock up trading in such securities for twenty-four (24) months or more), then the Holders will be entitled to acquire such Below Market Items, upon the terms applicable to such Below Market Items; provided that the Company shall give written notice to Holders of such terms and the Holders shall have five (5) days to elect to purchase such securities. If the Holders do not elect in writing to purchase such securities, the Company may sell such securities free of such rights of first refusal of the Holders.

         (e) The Company may enter into a subsequent or further offer or sale of Common Stock, or any securities or other instruments convertible into shares of Common Stock, with any party that is not a party to this Agreement; provided, that the investor in such future financing shall not be permitted to convert its securities into Common Stock or to have the right to receive freely tradeable shares of Common Stock until the Buyers shall have freely tradeable shares of Common Stock. The Company must disclose the terms of any proposed financing to the Buyers prior to closing on such financing and the Buyers shall have the benefit of any terms in such financing that are more beneficial to the terms of this Agreement. Notwithstanding the foregoing, the Company may issue shares of its Common Stock in connection with: (a) the issuance of securities (other than for cash) in connection with a merger, consolidation, sale of assets, or other disposition, (b) the exchange of capital shares for assets, stock, or joint venture interest, (c) an offering of any of the Company's securities at then current market prices with no repricing or reset provisions, or (d) any employee benefit plan.

         (f) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Article IX, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Exchange Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon exchange of a share of Preferred Stock.


X. VOTING RIGHTS
   -------------

         The Company shall provide each Holder with prior notification of any meeting of the stockholders (and copies of proxy materials and all other information sent to stockholders). If the Company takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Company, the Company shall mail a notice to each Holder, at least twenty
(20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         To the extent that under applicable law the vote of the Holders of the Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required by applicable law) shall constitute the approval of such action by the class. To the extent that under applicable law Holders are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then exchanged at the lower of the Fixed Exchange Price or the Variable Exchange Price then in effect (without giving effect to any limitation on exchange with respect thereto) using the record date for the taking of such vote of stockholders as the date as of which the Exchange Price is calculated.

         In the event of default or of an Acceleration Event as specified in
Section III.B, the Holders of the Preferred Stock shall be entitled to vote the total number of shares which would be exchangeable by the Holder on the trading day prior to an event of default or an Acceleration Event as calculated by using the Optional Exchange formula.

XI.  PROTECTION PROVISIONS
     ---------------------

         Subject to Section VII, the Company shall not, without first obtaining the approval of the Majority Holders and, to the extent their interests may be adversely affected, each Holder of Preferred Stock: (a) alter or change the rights, preferences or privileges of the Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Preferred Stock; (c) create any Senior Securities; (d) increase the authorized number of shares of Preferred Stock; (e) redeem (other than shares of Common Stock, or options or rights to acquire Common Stock, purchased from employees or directors of the Company pursuant to any stock option or other equity incentive plan adopted by the Company prior to the date of the Closing Date or adopted by the Company in the good faith business judgment of the Board of Directors after the Closing Date), or declare or pay any cash dividend or distribution on, any Junior Securities; or (g) do any act or thing not authorized or contemplated by this Certificate of Designations which would result in any taxation with respect to the Preferred Stock under
Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended (or otherwise suffer to exist any such taxation as a result thereof).


XII.  MISCELLANEOUS
      -------------

         (a). Cancellation of Preferred Stock. If any shares of Preferred Stock are exchanged pursuant to Article III, the shares so exchanged shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Company as Preferred Stock.

         (b). Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (or bond, in cases in which the Holder actually received the original or replacement certificate for such Preferred Stock from the Company) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the

Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Holder contemporaneously requests the Company to exchange such Preferred Stock.

         (c). Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designation (as a Exchange Default Payment, or otherwise), such cash payment shall be made to the Holder by the method (by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due (any such amount not paid when due being a "Default Amount") such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of ten percent (10%) or the highest interest rate permitted by applicable law until such amount is paid in full to the Holder. In addition, and notwithstanding anything to the contrary contained in this Certificate, a Holder may elect in writing to exchange all or any portion of accrued Default Amounts, at any time and from time to time, into Common Stock at the lowest Exchange Price in effect during the period beginning on the date of the default with respect thereto through the cure date for such default. In the event that a Holder elects to exchange all or any portion of the Default Amounts into Common Stock, the Holder shall so notify the Company on a Notice of Exchange of such portion of the Default Amounts which such Holder elects to so exchange and such exchange shall otherwise be effected in accordance with the provisions of, and subject to limitations contained in, Article III.

         (d). Status as Stockholder. Upon submission of a Notice of Exchange by a Holder of Preferred Stock, the shares covered thereby shall be deemed exchanged into shares of Common Stock and the Holder's rights as a Holder of such exchange shares of Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation.

         (e). Construction. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

         (f). Failure or Indulgence Not Waiver. Except as otherwise explicitly set forth in this Certificate of Designation, no failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         (g). Tranferability. The Preferred Stock and the Warrants can only be transferred to funds majority owned by Talisman Capital.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                         STARBASE CORPORATION



                                         By: ________________________________
                                         Its: _______________________________

                                   Schedule 1
                                   ----------

                               NOTICE OF EXCHANGE

To:      Starbase Corporation
         4 Hutton Centre Drive, Suite 800
         Santa Ana, California  92707
         Attn: Chief Financial Officer

The undersigned hereby irrevocably elects to exchange shares of Series I Preferred Stock (the "Exchange"), represented by stock certificate Nos(s). (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of Starbase Corporation (the "Company") according to the terms and conditions of the Certificate of Designations, Preferences and Rights of Series I Preferred Stock (the "Certificate of Designation"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any exchange, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).


The following paragraphs are only effective if the applicable box is checked:

__ The undersigned hereby requests that the Company electronically transmit the Common Stock issuable pursuant to this Notice of Exchange to the account of the undersigned's Prime Broker (which is Paine Webber) with DTC through its Deposit Withdrawal Agent Commission System.

__ The undersigned hereby requests foreign delivery of the Common Stock to the address indicated below.

__ The Common Stock to be issued upon the exchange of the Preferred Stock or upon the exercise of the Warrants have already been sold pursuant to an effective registration statement.

                                   Date of Exchange:  __________________________

                                   Applicable Exchange Price:  _________________

                                   Amount of Accrued and Unpaid
                                   Dividends on the Preferred Stock to
                                   Be exchanged, if any: _______________________

                                     Amount of Exchange Default ________________
                                     Payments to be exchanged, if any: _________

                                     Number of Shares of
                                     Common Stock to be Issued: ________________

                                     Signature:  _______________________________

                                     Name:      ________________________________

                                     Address:  _________________________________